Exhibit 99.1

News from

Arch Coal, Inc.

FOR FURTHER INFORMATION:

Jennifer Beatty

Vice President, Investor Relations

314/994-2781

FOR IMMEDIATE RELEASE

Arch Coal, Inc. Reports Second Quarter 2014 Results

Arch’s second quarter cash margin per ton expands 71% versus first quarter

Strong second quarter cost control drives full year 2014 cost guidance reduction

Arch enhances metallurgical platform to lower costs and improve quality

Earnings Highlights

	Quarter Ended		Six Months Ended
In $ millions, except per share data	6/30/14	6/30/13	6/30/14	6/30/13
Revenues (1)	$713.8	$766.3	$1,449.7	$1,503.7
Loss from Operations (1)	(35.8)	(36.3)	(108.9)	(87.7)
Net Loss	(96.9)	(72.2)	(221.0)	(142.3)
Diluted LPS	(0.46)	(0.34)	(1.04)	(0.67)
Adjusted Diluted LPS (2)	(0.46)	(0.29)	(1.06)	(0.62)
Adjusted EBITDA from continuing operations (2)	$64.9	$93.1	$92.5	$149.0

(1) Excludes discontinued operations.
(2) Defined and reconciled under “Reconciliation of non-GAAP measures.”

ST. LOUIS, July 29, 2014 — Arch Coal, Inc. (NYSE: ACI) today reported a net loss of $97 million, or $0.46 per diluted share, in the second quarter of 2014 compared with a $72 million net loss, or $0.34 per diluted share, in the second quarter of 2013. Revenues totaled $714 million for the three months ended June 30, 2014, and adjusted earnings before interest, taxes, depreciation, depletion and amortization (“EBITDA”) from continuing operations was $65 million.

“During the second quarter of 2014, increased shipments, higher pricing and strong cost control drove margin expansion in each of our operating regions compared with the first quarter,” said John W. Eaves, Arch’s president and chief executive officer. “Our successful cost control efforts to date — underscored by strong operating performances at Leer in Appalachia and West Elk in Colorado — have allowed us to reduce our cost-per-ton expectations for those segments in 2014.”

For the first half of 2014, Arch generated adjusted EBITDA from continuing operations of $93 million compared with $149 million recorded in the first half of 2013. Total revenues declined slightly to $1.4 billion during the first six months of 2014, largely due to lower metallurgical coal revenues versus the prior-year period.

“Recently, we’ve announced the idling of our Cumberland River complex in response to weak global metallurgical coal prices,” said Eaves. “Although idling higher-cost coking coal capacity lowers our metallurgical coal volume expectations for 2014, it also shifts our mine portfolio toward higher-margin metallurgical coal operations and enhances our competitive cost position in that region.”

Financial Position

As of June 30, 2014, Arch had a total liquidity position of roughly $1.25 billion, with nearly $1.0 billion of that liquidity in the form of cash and short-term investments. The company had no borrowings under its revolving credit facility at June 30, 2014, and has no long-term debt maturities due until mid-2018.

“Through this cyclical downturn, we have been focused on controlling our costs and capital spending, and we have further reduced our capital outlay and administrative spending expectations for full year 2014,” said John T. Drexler, Arch’s senior vice president and chief financial officer. “We remain confident that these ongoing initiatives — along with an expected strong operational performance in the second half — will help us maintain our solid financial footing going forward, and strategically position Arch to capitalize on a coal market recovery.”

Core Values

During the second quarter of 2014, Arch’s lost-time safety incident rate improved nearly 30 percent compared with the first quarter. In addition, both the Leer and the Mountain Laurel mines in Appalachia each reached new milestones of operating an entire year without a single lost-time safety incident. Furthermore, Arch recently earned three safety and environmental awards, including the state of Wyoming’s top honor for reclamation excellence and wildlife habitat creation at the Black Thunder and Coal Creek mines.

“We’re extremely proud of our employees for these achievements and recognize their continued dedication to advancing Arch’s core values,” said Paul A. Lang, Arch’s executive vice president and chief operating officer. “We also congratulate the six operations that attained A Perfect Zero — the dual accomplishment of operating without an environmental violation or reportable safety incident — during the second quarter of 2014.”

Operational Results

“Our mines turned in solid performances in the second quarter, supported by cost reductions that improved margins across our operating platform versus the first quarter,” said Lang. “Looking ahead, we expect strong cost performances in our Appalachian and Bituminous Thermal segments to continue, and we plan to remain nimble in response to market conditions.”

	Arch Coal, Inc.
	2Q14	1Q14	2Q13

Tons sold (in millions)	32.7	31.4	33.0
Average sales price per ton	$20.34	$20.09	$21.37
Cash cost per ton	$17.43	$18.39	$17.89
Cash margin per ton	$2.91	$1.70	$3.48
Total operating cost per ton	$20.55	$21.70	$21.19
Operating margin per ton	$(0.21)	$(1.61)	$0.18

Consolidated results may not tie to regional breakout due to exclusion of other assets, rounding.
Operating results exclude former Canyon Fuel subsidiary.
Cash cost per ton is defined and reconciled under “Reconciliation of non-GAAP measures”.
Operating cost per ton is the sum of cash costs and depreciation, depletion and amortization expense divided by tons sold.

Second quarter 2014 consolidated cash margin per ton expanded 71 percent versus the first quarter, reflecting both higher prices and lower costs per ton in each operating segment. The improvement in consolidated sales price per ton was largely driven by higher-priced domestic thermal coal sales, slightly offset by lower pricing obtained on metallurgical coal shipments. Consolidated cash cost per ton declined 5 percent in the second quarter of 2014 versus the prior- quarter period, due to successful cost-containment efforts and the effect of higher shipment levels in the Powder River Basin.

	Powder River Basin
	2Q14	1Q14	2Q13

Tons sold (in millions)	26.9	25.7	27.1
Average sales price per ton	$12.79	$12.73	$12.56
Cash cost per ton	$11.09	$11.45	$10.47
Cash margin per ton	$1.70	$1.28	$2.09
Total operating cost per ton	$12.61	$12.98	$12.02
Operating margin per ton	$0.18	$(0.25)	$0.54

Cash cost per ton is defined and reconciled under “Reconciliation of non-GAAP measures”.
Operating cost per ton is the sum of cash costs and depreciation, depletion and amortization expense divided by tons sold.

Second quarter 2014 cash margin per ton increased 33 percent in the Powder River Basin, when compared to the first quarter. Average sales price per ton increased modestly over the same time period, while cash cost per ton declined 3 percent, benefitting from the effect of increased shipments and strong cost control.

	Appalachia
	2Q14	1Q14	2Q13

Tons sold (in millions)	3.7	3.6	4.0
Average sales price per ton	$69.36	$67.70	$74.18
Cash cost per ton	$62.36	$65.48	$65.70
Cash margin per ton	$7.00	$2.22	$8.48
Total operating cost per ton	$76.25	$80.80	$79.56
Operating margin per ton	$(6.89)	$(13.10)	$(5.38)

Cash cost per ton is defined and reconciled under “Reconciliation of non-GAAP measures”.
Operating cost per ton is the sum of cash costs and depreciation, depletion and amortization expense divided by tons sold.

In Appalachia, Arch earned a cash margin of $7.00 per ton in the second quarter of 2014 versus $2.22 per ton in the first quarter. Average sales price per ton increased 2 percent over the same time period, reflecting higher prices on thermal and industrial coal sales as well as a larger percentage of metallurgical coal in the company’s regional volume mix. Cash cost per ton decreased 5 percent versus the first quarter, driven by a shift in production toward the company’s lower-cost mines in the region and the Leer mine’s successful ongoing ramp up to full production.

	Bituminous Thermal
	2Q14	1Q14	2Q13
Tons sold (in millions)	2.0	2.1	1.8
Average sales price per ton	$31.34	$28.64	$35.69
Cash cost per ton	$19.83	$22.64	$22.43
Cash margin per ton	$11.51	$6.00	$13.26
Total operating cost per ton	$24.51	$27.17	$28.40
Operating margin per ton	$6.83	$1.47	$7.29

Operating results exclude former Canyon Fuel subsidiary.

Cash cost per ton is defined and reconciled under “Reconciliation of non-GAAP measures”.

Operating cost per ton is the sum of cash costs and depreciation, depletion and amortization expense divided by tons sold.

In the Bituminous Thermal segment, Arch’s cash margin nearly doubled versus the first quarter to $11.51 per ton in the second quarter of 2014. Average sales price per ton increased 9 percent over the same time period, reflecting increased domestic demand and lower export volumes. Arch recorded a cash cost of $19.83 per ton in the second quarter of 2014, a 12 percent decline versus the first quarter, driven by strong operating performances at the mines in the segment.

Market Trends

Arch believes the current coal market downturn is unsustainable over the long term. While global metallurgical coal prices are expected to remain soft throughout 2014, global steel production, a driver of metallurgical coal demand, has increased by 2.5 percent year-to-date and appears poised for continued expansion. Announced closures of higher-cost metallurgical coal supply have accelerated as 2014 has progressed, and many capital growth projects have been delayed or cancelled as current prevailing prices do not justify incremental investment. Arch expects all of these factors to bring better balance to global metallurgical markets over time.

Adding to near-term pressures, prevailing soft seaborne thermal and metallurgical prices are likely to limit U.S. coal exports this year. Arch expects industry-wide coal exports from the United States to decline below 100 million tons for 2014 compared with 2013 export levels of 117 million tons.

In the domestic coal market, U.S. electric generation grew 2 percent through the first half of 2014, according to the Edison Electric Institute. Coal stockpiles at U.S. power generators have declined markedly this year, due to higher competing fuel prices and increased power load.

With prevailing mild summer temperatures to date, Arch now expects domestic coal consumption to increase by approximately 20 million tons in 2014 compared to last year. Even with the mild summer weather, however, coal stockpiles at power generators are likely to shrink — and could end the year at around 50 days of supply. Customer coal inventories in some regions, such as the Powder River Basin, could decline to below-normal levels.

Company Outlook

	2014						2015
	Tons			$ per ton			Tons	$ per ton
Sales Volume (in millions tons)
Thermal	124.0	-	130.0
Met	6.3	-	6.9
Total	130.3	-	136.9

Powder River Basin
Committed, Priced			109.8			$13.00	74.9	$13.72
Committed, Unpriced			3.6				9.7
Total Committed			113.4				84.6
Average Cash Cost				$10.80	-	$11.10

Appalachia
Committed, Priced Thermal			7.3			$57.72	3.4	$56.71
Committed, Unpriced Thermal			0.2				—
Committed, Priced Metallurgical			6.0			$82.44	1.6	$85.53
Committed, Unpriced Metallurgical			0.2				0.3
Total Committed			13.7				5.3
Average Cash Cost				$62.50	-	$64.50

Bituminous Thermal
Committed, Priced			7.6			$31.00	3.3	$36.32
Committed, Unpriced			0.2				—
Total Committed			7.8				3.3
Average Cash Cost				$21.00	-	$23.00

Corporate (in $ millions)
D,D&A				$410	-	$430
S,G&A				$118	-	$124
Interest Expense				$382	-	$392
Capital Expenditures				$170	-	$180

Based on current expectations, Arch is reducing its sales volume targets for 2014, reflecting the result of ongoing transportation bottlenecks affecting thermal coal deliveries and the impact of metallurgical production curtailments. Arch now expects thermal sales volumes for 2014 to be in the range of 124 million to 130 million tons. The company has lowered its metallurgical coal sales guidance, and now expects to ship between 6.3 million and 6.9 million tons for 2014.

Offsetting the volume reductions, Arch has reduced its annual cash-cost-per-ton guidance range for both its Appalachian and Bituminous Thermal segments. However, the company anticipates the timing of two longwall moves in West Virginia and the cost of idling Cumberland River to temporarily impact the Appalachian reported costs during the third quarter. Additionally, Arch is further reducing its capital expenditures for 2014, and now expects to spend $170 million to $180 million for capital programs, inclusive of land and reserve additions.

“Looking ahead, we remain focused on those factors within our control to position Arch for a future market rebound,” said Eaves. “As coal markets turn, Arch can leverage its superior low-cost thermal and metallurgical asset base to create substantial value for our stakeholders.”

A conference call regarding Arch Coal’s second quarter 2014 financial results will be webcast live today at 11 a.m. Eastern time. The conference call can be accessed via the “investor” section of the Arch Coal website (http://investor.archcoal.com).

U.S.-based Arch Coal, Inc. is one of the world’s top coal producers for the global steel and power generation industries, serving customers on five continents. Its network of mining complexes is the most diversified in the United States, spanning every major coal basin in the nation. The company controls more than 5 billion tons of high-quality metallurgical and thermal coal reserves, with access to all major railroads, inland waterways and a growing number of seaborne trade channels. For more information, visit www.archcoal.com.

Forward-Looking Statements: This press release contains “forward-looking statements” — that is, statements related to future, not past, events. In this context, forward-looking statements often address our expected future business and financial performance, and often contain words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” or “will.” Forward-looking statements by their nature address matters that are, to different degrees, uncertain. For us, particular uncertainties arise from changes in the demand for our coal by the domestic electric generation industry; from legislation and regulations relating to the Clean Air Act and other environmental initiatives; from operational, geological, permit, labor and weather-related factors; from fluctuations in the amount of cash we generate from operations; from future integration of acquired businesses; and from numerous other matters of national, regional and global scale, including those of a political, economic, business, competitive or regulatory nature. These uncertainties may cause our actual future results to be materially different than those expressed in our forward-looking statements. We do not undertake to update our forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law. For a description of some of the risks and uncertainties that may affect our future results, you should see the risk factors described from time to time in the reports we file with the Securities and Exchange Commission.

# # #

Arch Coal, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
	(Unaudited)

Revenues	$713,776	$766,332	$1,449,747	$1,503,702

Costs, expenses and other operating
Cost of sales	622,137	656,198	1,308,451	1,305,941
Depreciation, depletion and amortization	102,464	111,085	206,887	221,278
Amortization of acquired sales contracts, net	(3,239)	(2,209)	(6,935)	(5,019)
Change in fair value of coal derivatives and coal trading activities, net	(2,992)	(9,008)	(2,078)	(7,700)
Asset impairment costs	1,512	20,482	1,512	20,482
Selling, general and administrative expenses	29,931	34,302	59,067	67,511
Other operating income, net	(232)	(8,239)	(8,230)	(11,081)
	749,581	802,611	1,558,674	1,591,412

Loss from operations	(35,805)	(36,279)	(108,927)	(87,710)

Interest expense, net
Interest expense	(97,960)	(94,756)	(194,431)	(189,830)
Interest and investment income	2,036	1,216	3,879	4,052
	(95,924)	(93,540)	(190,552)	(185,778)

Loss from continuing operations before income taxes	(131,729)	(129,819)	(299,479)	(273,488)
Benefit from income taxes	(34,869)	(49,468)	(78,480)	(108,821)

Loss from continuing operations	(96,860)	(80,351)	(220,999)	(164,667)
Income from discontinued operations, net of tax	—	8,145	—	22,412
Net loss	$(96,860)	$(72,206)	$(220,999)	$(142,255)

Losses per common share
Basic and diluted LPS - Loss from continuing operations	$(0.46)	$(0.38)	$(1.04)	$(0.78)

Basic and diluted LPS - Net loss	$(0.46)	$(0.34)	$(1.04)	$(0.67)

Basic and diluted weighted average shares outstanding	212,225	212,082	212,198	212,072

Dividends declared per common share	$—	$0.03	$0.01	$0.06

Adjusted EBITDA From Continuing Operations(A)	$64,932	$93,079	$92,537	$149,031
Adjusted EBITDA (A)	$64,932	$110,550	$92,537	$194,179
Adjusted diluted loss per common share (A)	$(0.46)	$(0.29)	$(1.06)	$(0.62)

(A) Amounts are defined and reconciled under “Reconciliation of Non-GAAP Measures” later in this release.

Arch Coal, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands)

	June 30,	December 31,
	2014	2013
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$740,154	$911,099
Short term investments	248,647	248,414
Trade accounts receivable	203,782	198,020
Other receivables	35,369	31,553
Inventories	228,726	264,161
Prepaid royalties	7,932	8,083
Deferred income taxes	48,786	49,144
Coal derivative assets	14,122	14,851
Other current assets	54,270	56,746
Total current assets	1,581,788	1,782,071

Property, plant and equipment, net	6,603,458	6,734,286

Other assets
Prepaid royalties	87,494	87,577
Equity investments	229,514	221,456
Other noncurrent assets	153,854	164,803
Total other assets	470,862	473,836
Total assets	$8,656,108	$8,990,193

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$160,209	$176,142
Accrued expenses and other current liabilities	294,317	278,587
Current maturities of debt	27,266	33,493
Total current liabilities	481,792	488,222
Long-term debt	5,116,353	5,118,002
Asset retirement obligations	395,813	402,713
Accrued pension benefits	13,925	7,111
Accrued postretirement benefits other than pension	38,034	39,255
Accrued workers’ compensation	74,083	78,062
Deferred income taxes	332,207	413,546
Other noncurrent liabilities	172,512	190,033
Total liabilities	6,624,719	6,736,944

Stockholders’ equity
Common stock	2,141	2,141
Paid-in capital	3,044,082	3,038,613
Treasury stock, at cost	(53,848)	(53,848)
Accumulated deficit	(994,471)	(771,349)
Accumulated other comprehensive income	33,485	37,692
Total stockholders’ equity	2,031,389	2,253,249
Total liabilities and stockholders’ equity	$8,656,108	$8,990,193

Arch Coal, Inc. and Subsidiaries

Schedule of Consolidated Debt

(In thousands)

	June 30,	December 31,
	2014	2013
	(Unaudited)

Term loan due 2018 ($1.92 billion and $1.93 billion face value, respectively)	$1,898,697	$1,906,975
7.00% senior notes due 2019 at par	1,000,000	1,000,000
9.875% senior notes due 2019 ($375.0 million face value)	362,867	362,358
8.00% senior secured notes due 2019 at par	350,000	350,000
7.25% senior notes due 2020 at par	500,000	500,000
7.25% senior notes due 2021 at par	1,000,000	1,000,000
Other	32,055	32,162
	5,143,619	5,151,495
Less: current maturities of debt	27,266	33,493
Long-term debt	$5,116,353	$5,118,002

Calculation of net debt
Total debt	$5,143,619	$5,151,495
Less liquid assets
Cash and cash equivalents	740,154	911,099
Short term investments	248,647	248,414
	988,801	1,159,513
Net debt	$4,154,818	$3,991,982

Arch Coal, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(In thousands)

	Six Months Ended June 30,
	2014	2013
	(Unaudited)
Operating activities
Net loss	$(220,999)	$(142,255)
Adjustments to reconcile to cash provided by operating activities:
Depreciation, depletion and amortization	206,887	237,668
Amortization of acquired sales contracts, net	(6,935)	(5,019)
Amortization relating to financing activities	7,757	12,346
Prepaid royalties expensed	3,575	9,251
Employee stock-based compensation expense	5,469	5,804
Asset impairment costs	1,512	20,482
Gains on disposals and divestitures, net	(18,506)	(2,819)
Deferred income taxes	(78,568)	(102,172)
Changes in:
Receivables	267	(3,909)
Inventories	3,522	8,771
Accounts payable, accrued expenses and other current liabilities	10,495	(4,062)
Income taxes, net	(571)	(29)
Other	7,749	17,988
Cash provided by (used in) operating activities	(78,346)	52,045

Investing activities
Capital expenditures	(95,746)	(169,064)
Payments of minimum royalties	(3,341)	(10,162)
Proceeds from sale-leaseback transactions	—	5,080
Proceeds from disposals and divestitures	43,245	34,919
Purchases of short term investments	(168,951)	(61,870)
Proceeds from sales of short term investments	166,018	47,097
Investments in and advances to affiliates	(9,501)	(8,142)
Change in restricted cash	—	2,368
Cash used in investing activities	(68,276)	(159,774)

Financing activities
Payments on term loan	(9,750)	(8,250)
Net payments on other debt	(9,390)	(11,703)
Debt financing costs	(1,957)	—
Dividends paid	(2,123)	(12,735)
Change in restricted cash	(1,103)	—
Cash used in financing activities	(24,323)	(32,688)

Decrease in cash and cash equivalents	(170,945)	(140,417)
Cash and cash equivalents, beginning of period	911,099	784,622

Cash and cash equivalents, end of period	$740,154	$644,205

Arch Coal, Inc. and Subsidiaries

Reconciliation of Non-GAAP Measures

(In thousands, except per share data)

Included in the accompanying release are certain non-GAAP measures as defined by Regulation G.

The following reconciles these items to cost of sales, net income and cash flows as reported under GAAP.

Adjusted EBITDA

Adjusted EBITDA is defined as net income attributable to the Company before the effect of net interest expense, income taxes, depreciation, depletion and amortization, and the amortization of acquired sales contracts.   Adjusted EBITDA may also be adjusted for items that may not reflect the trend of future results.

Adjusted EBITDA is not a measure of financial performance in accordance with generally accepted accounting principles, and items excluded from Adjusted EBITDA are significant in understanding and assessing our financial from operations, cash flows from operations or as a measure of our profitability, liquidity or performance under generally accepted accounting principles. We believe that Adjusted EBITDA presents a useful measure of our ability to incur and service debt based on ongoing operations. Furthermore, analogous measures are used by industry analysts to evaluate our operating performance. In addition, acquisition related expenses are excluded to make results more comparable between periods.  Investors should be aware that our presentation of Adjusted EBITDA may not be comparable to similarly titled measures used by other companies. The table below shows how we calculate Adjusted EBITDA.

	Three Months Ended June 30,
	2014	2013
	Total Company	Continuing Operations	Discontinued Operations	Total Company
	(Unaudited)
Net loss	$(96,860)	$(80,351)	$8,145	$(72,206)
Income tax provision (benefit)	(34,869)	(49,468)	1,603	(47,865)
Interest expense, net	95,924	93,540	8	93,548
Depreciation, depletion and amortization	102,464	111,085	7,715	118,800
Amortization of acquired sales contracts, net	(3,239)	(2,209)	—	(2,209)
Asset impairment costs	1,512	20,482	—	20,482

Adjusted EBITDA	$64,932	$93,079	$17,471	$110,550

	Six Months Ended June 30,
	2014	2013
	Total Company	Continuing Operations	Discontinued Operations	Total Company
	(Unaudited)
Net loss	$(220,999)	$(164,667)	$22,412	$(142,255)
Income tax provision (benefit)	(78,480)	(108,821)	6,325	(102,496)
Interest expense, net	190,552	185,778	21	185,799
Depreciation, depletion and amortization	206,887	221,278	16,390	237,668
Amortization of acquired sales contracts, net	(6,935)	(5,019)	—	(5,019)
Asset impairment costs	1,512	20,482	—	20,482

Adjusted EBITDA	$92,537	$149,031	$45,148	$194,179

Adjusted net loss and adjusted diluted loss per share

Adjusted net loss and adjusted diluted loss per common share are adjusted for the after-tax impact of acquisition related costs and are not measures of financial performance in accordance with generally accepted accounting principles.  We believe that adjusted loss and adjusted diluted loss per common share better reflect the trend of our future results by excluding items relating to significant transactions. The adjustments made to arrive at these measures are significant in understanding and assessing our financial condition.  Therefore, adjusted net loss and adjusted diluted loss per share should not be considered in isolation, nor as an alternative to net loss or diluted loss per common share under generally accepted accounting principles.

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
	(Unaudited)		(Unaudited)
Net loss	$(96,860)	$(72,206)	$(220,999)	$(142,255)

Amortization of acquired sales contracts, net	(3,239)	(2,209)	(6,935)	(5,019)
Asset impairment costs	1,512	20,482	1,512	20,482
Tax impact of adjustments	622	(6,578)	1,952	(5,567)

Adjusted net loss attributable to Arch Coal	$(97,965)	$(60,511)	$(224,470)	$(132,359)

Diluted weighted average shares outstanding	212,225	212,082	212,198	212,072

Diluted loss per share attributable to Arch Coal	$(0.46)	$(0.34)	$(1.04)	$(0.67)

Amortization of acquired sales contracts, net	(0.02)	(0.01)	(0.03)	(0.02)
Asset impairment costs	0.01	0.10	0.01	0.10
Tax impact of adjustments	0.01	(0.04)	0.01	(0.03)
Adjusted diluted loss per share	$(0.46)	$(0.29)	$(1.06)	$(0.62)

Cash costs per ton

Cash costs per ton exclude the costs of depreciation, depletion and amortization and pass-through transportation costs, and may be adjusted for other items that, due to accounting rules, are classified in “other income/expense” on the statement of operations, but relate directly to the costs incurred to produce coal. Cash costs per ton are not measures of financial performance in accordance with generally accepted accounting principles.  We believe cash costs per ton better reflect our controllable costs and our operating results by including all cash costs incurred to produce coal. The adjustments made to arrive at these measures are significant in understanding and assessing our financial condition.  Therefore, cash costs per ton should not be considered in isolation, nor as an alternative to cost of sales per ton under generally accepted accounting principles.

The following reconciles cost of sales on our condensed consolidated statement of operations to cash cost per ton.

	Three Months Ended June 30,		Three Months Ended March 31,
	2014	2013	2014
	(Unaudited)
Cost of sales on condensed consolidated statement of operations	$622,137	$656,198	$686,314
Transportation costs billed to customers	(50,613)	(63,968)	(106,959)
Settlements of heating oil derivatives used to manage diesel fuel purchase price risk	1,684	3,584	1,879
Other (other operating segments, operating overhead, land management, etc.)	(3,929)	(6,155)	(4,689)

Total cash costs	$569,279	$589,659	$576,545
Total tons sold	32,663	32,953	31,357
Total cash cost per ton	$17.43	$17.89	$18.39